EXHIBIT 99.1


           Integrated Performance Systems Announces Third Quarter,
                              Nine Month Results


 DALLAS, June 23, 2005/ Integrated  Performance Systems (OTC Bulletin  Board:
 IPFS), a printed circuit board and electronics component manufacturer, announced a year-over-year improvement in top-line performance for its third quarter and nine months ending April 30, 2005.

 Third quarter 2005 net sales increased 29% to $8.6 million, compared to $6.6 million for the third quarter 2004. Net sales for the nine months ended April 30, 2005, increased 41% to $23 million compared to $16.3 million for the same period in 2004. The third quarter 2005 increase is due to a 17% increase in net sales to 10 of IPFS's major customers, and approximately $1.3 million of net sales from new customers acquired through the November 24, 2004 merger between IPFS and Best Circuit Boards, Inc. The increase for the nine months ended April 30, 2005 is due primarily to a 50% increase in net sales to 10 of our major customers and from the addition of customers acquired through the merger.

 Gross profit increased to 20.7% for the third quarter 2005 versus 16% for the third quarter 2004. Gross profit for the nine months ended April 30, 2005 was 18.1% versus 16% for the same period in 2004. The increases are attributable to the increase in sales resulting in fixed costs being spread over a larger number of units produced combined with higher demand for premium services. Also contributing to the increases are high volume quick-turn premium orders sold to two large customers in the third quarter 2005 which may be non-recurring.

 Selling, general and administrative expense increased to $1.4 million for the third quarter 2005 from $614,000 in 2004. Selling, general and administrative expense increased to $3.4 million for the nine months ended April 30, 2005 from $2 million in 2004. The increases are directly related to costs associated with the merger, the ongoing integration of the merged entities, and the support mechanisms and corporate infrastructure required to effectively manage and grow our operations.

 Net income for the third quarter 2005 was $94,447, compared to $275,755 for the third quarter 2004. Net income for the nine months ended April 30, 2005 declined to $183,325, compared to $425,776 for the same period in 2004. The declines in net income compared to prior year periods were the result of higher current year gross margins offset by increased selling, general and administrative expenses discussed above coupled with higher interest expense and amortization of customer base resulting from the merger.

 EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter 2005 was $601,300 compared to $660,000 for the third quarter 2004. EBITDA for the nine months ended April 30, 2005 was $1.4 million compared to $1.3 million for the same period 2004.

 Brad Peters, Chief Financial Officer for IPFS stated, "By expanding the depth and breadth of our product lines, we have seen a positive impact to our top line, which has also been favorably impacted by our efforts to grow our revenue base through expanded customer relationships and increased penetration into our existing accounts." Peters further commented, "Our efforts to integrate our recent acquisition are proceeding on plan and the cross selling opportunities that we expected to achieve with the transaction are being realized. We are intent on increasing shareholder value by reducing our operating costs, and by pursuing numerous revenue generating opportunities, which we believe will enhance our organic growth. We expect the effect of these initiatives to have a positive impact on our bottom line over the next several quarters."

 In November 2004, a wholly owned subsidiary of IPFS merged with Best Circuit Boards, Inc. in what was accounted for as a reverse merger. Accordingly, the transaction was treated as if Best Circuit Boards acquired IPFS and consequently the historical financial statements of Best Circuit Boards became the historical financial statements of IPFS for all periods presented.

 Integrated Performance Systems manufactures complex multi-layer printed circuit boards utilizing the Company's proprietary technologies, global supply chain management expertise and manufacturing capabilities. IPFS provides its customers with integrated manufacturing solutions that encompass all stages of an electronic product's life cycle, from prototype through volume production. The Company's customers include original equipment manufacturers and electronic manufacturing service providers that serve rapidly growing segments of the electronics industry. Additional corporate information is available on the Internet at http://www.integratedperformsys.com/.


 Forward Looking Statement: Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include our expectations, plans and projections, including statements concerning expected income and expenses and the adequacy of our sources of cash to finance current and future operations, which may or may not materialize and which are subject to various risks and uncertainties. Factors which could cause actual results to materially differ from our expectations include the following: general economic conditions and growth in the high tech industry; competitive factors and pricing pressures; changes in product mix; the timely development and acceptance of new products; the effects of the contingencies described herein; the availability of capital; loss of key suppliers, significant customers or key management personnel; payment defaults by our customers; limitations upon financial and operating flexibility due to the terms of our indebtedness; changes in our business strategy or development plans; and the risks described from time to time in our other filings with the Securities and Exchange Commission. The words "may," "will," "plans," "believes," "expects," "projects," "targets," "anticipates," "estimates," "continue," "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements speak only as of the date of this release, and we have based our forward-looking statements on our current assumptions and expectations about future events. We have expressed our assumptions and expectations in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions and expectations will prove to be accurate. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations or any change in events, conditions or circumstances on which any such statement may be based, except as may be otherwise required by the securities laws.

 CONTACT: Brad Peters (214) 291-1452

                     INTEGRATED PERFORMANCE SYSTEMS, INC.

                   Selected Unaudited Financial Information

 Consolidated Statements of Operations

 =============================================================================

                               Three        Three        Nine         Nine
                           Months Ended Months Ended Months Ended Months Ended
                             April 30,    April 30,    April 30,    April 30,
                               2005         2004         2005          2004
                            --------------------------------------------------

 Net sales                  $ 8,615,430  $ 6,660,727  $22,972,423  $16,292,972

 Cost of sales                6,830,199    5,597,009   18,817,357   13,690,984
                            --------------------------------------------------
 Gross profit                 1,785,231    1,063,718    4,155,066    2,601,988
                            --------------------------------------------------

 Selling, general and
   administrative expenses    1,379,771      614,017    3,380,887    2,002,820
 Amortization of customer
   base                         135,512            -      225,854            -
                            --------------------------------------------------

 Total Operating Expenses     1,515,283      614,017    3,606,741    2,002,820
                            --------------------------------------------------
 Income from operations         269,948      449,701      548,325      599,168

 Other income (expense):       (136,208)     (12,014)    (254,434)      88,734
                            --------------------------------------------------

 Income before income taxes     133,740      437,687      293,891      687,902
 Provision for income taxes      39,293      161,932      110,566      262,126
                            --------------------------------------------------
 Net income                 $    94,447  $   275,755  $   183,325  $   425,776
                            ==================================================
 Net income per share
   Basic                    $      0.00  $      0.02  $      0.00  $      0.03
   Diluted                  $      0.00  $      0.02  $      0.00  $      0.03
                            ==================================================
 Weighted average common
   shares:
    Basic                    58,209,972   16,678,515   43,652,166   15,727,469
                            ==================================================
    Diluted                 282,438,972   16,678,515  172,621,957   15,727,469
                            ==================================================

 RECONCILIATIONS*

 EBITDA Reconciliation

 Net income                 $    94,447  $   275,755  $   183,325  $   425,776
   Add Back: Taxes               39,293      161,932      110,566      262,126
             Interest           142,978       17,946      276,345       47,691
             Depreciation       189,080      205,016      582,809      607,343
             Amortization       135,512            -      225,854            -
                            --------------------------------------------------
 EBITDA                     $   601,310  $   660,649  $ 1,378,899  $ 1,342,936
                            ==================================================

             ---------------------------------------------------
 *This information provides a reconciliation of EBITDA to the financial information in our consolidated statements of operations.

 "EBITDA" means earnings before interest expense, income taxes, depreciation and amortization. We present EBITDA to enhance the understanding of our operating results. EBITDA is a key measure we use to evaluate our operations. In addition, we provide EBITDA because we believe that investors will find EBITDA to be a useful measure for evaluating our operating performance and comparing it with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.